Exhibit 99.1

Hanger Reports Second Quarter 2020 Financial Results

AUSTIN, Texas, August 5, 2020 - Hanger, Inc. (NYSE: HNGR), a leading provider of orthotic and prosthetic (O&P) patient care services and solutions, today announced its financial results for the second quarter ended June 30, 2020.

Financial Highlights

•	Net revenue was $233.4 million for the three months ended June 30, 2020, compared to $281.1 million for the same period in 2019, reflecting a decrease of 17.0 percent. Net same clinic revenue on a day-adjusted basis declined by 18.7 percent, due primarily to a decrease in patient volumes associated with the COVID-19 pandemic. Net revenue from prosthetic services declined at a lower rate than net revenue from orthotic services.

•	Net income was $31.1 million for the three months ended June 30, 2020, compared to $10.0 million for the same period in 2019. Income from operations was $38.9 million for the quarter compared to $23.1 million for the same period in 2019. Second quarter GAAP operating and net income benefited from $20.5 million related to the Company's receipt of healthcare provider grants from the United States Department of Health and Human Services under the CARES Act.

•	Adjusted EBITDA was $36.5 million in the second quarter of 2020, compared to $37.4 million for the same period in 2019, reflecting a decrease of $0.9 million. Adjusted EBITDA excludes the benefit of the CARES Act healthcare provider grants. Adjusted EBITDA benefited from decreases in operating costs associated with reduced salaries, employee furloughs and other cost reduction actions.

•	GAAP diluted earnings per share was $0.81 for the second quarter of 2020, compared to $0.26 per diluted share for the same period in 2019. Adjusted diluted earnings per share was $0.35 for the three months ended June 30, 2020, compared to $0.35 per share for the same period in 2019.

•	On June 30, 2020, the Company had $202.7 million in liquidity, which reflected an increase of $70.9 million as compared with March 31, 2020.

Vinit Asar, President and Chief Executive Officer of Hanger, Inc., stated, "During the second quarter, our primary focus was on providing uninterrupted patient care and on the safety of patients and employees. Through the management actions we took, we were also able to build the liquidity necessary to support the Company throughout a prolonged COVID-19 pandemic." Asar continued, "As a result of the dedication and efforts of our 4,900 associates, we enter the second half of 2020 in a position of strength and with a collective confidence that we are prepared to return to a growth footing once the pandemic subsides."

Complete reconciliations of GAAP to non-GAAP financial measures are provided in the tables located at the end of this press release.

Segment Results for Three Months Ended June 30, 2020

Patient Care Segment

For the three months ended June 30, 2020, Patient Care net revenue was $195.9 million, a decrease of $35.3 million, or 15.3 percent, compared to the same period in 2019. Total revenue for the segment includes $6.2 million of revenue from O&P clinics acquired in 2019 and 2020, net of consolidations.

Net same clinic revenue declined by 18.7 percent during the quarter compared to the prior year period. This decline was due primarily to lower patient volumes during the second quarter resulting from the impact of the COVID-19 pandemic. Excluding acquisitions, net revenue from prosthetics declined 8.9 percent in the quarter and net revenue from orthotics declined 30.4 percent. Prosthetics comprised 61.3 percent of Patient Care segment net revenue during the second quarter of 2020 as compared to 55.0 percent during the same period in 2019.

During the second quarter, the Patient Care segment experienced a gradual reduction in the adverse effects of the pandemic on patient appointment volumes as they decreased by approximately 40 percent in April, 34 percent in May and 24 percent in June, each as compared with their respective prior period in 2019. The average decline in patient appointments for the quarter was 33 percent. As of June 30, 2020, the Company had temporarily closed 24 patient care clinics and another 137 clinics were open for reduced hours or by appointment only.

Income from operations in the Patient Care segment was $58.6 million during the second quarter of 2020, an increase of $16.8 million compared to the $41.8 million reported in the prior year. GAAP Patient Care segment results included a benefit of $20.5 million to other operating costs related to the Company's receipt of CARES Act healthcare provider grants. These grants were received under the Public Health and Social Services Emergency fund, also referred to as The Provider Relief Fund, established by the CARES Act.

Adjusted EBITDA for the segment was $44.2 million, which reflected a $3.2 million or 6.7 percent decrease. Adjusted EBITDA excludes the benefit of the CARES Act healthcare provider grants. Adjusted EBITDA margin in the segment totaled 22.6 percent compared to 20.5 percent during the second quarter of 2019. The growth in Adjusted EBITDA margin resulted primarily from temporary labor and other cost reduction actions implemented in the quarter. These included a decrease in exempt employee salaries, employee furloughs and reductions in non-exempt employee hours. The Patient Care segment also benefited from lower materials costs during the second quarter, primarily associated with reduced business volumes and the beneficial effect of freight savings initiatives.

Products & Services Segment

For the three months ended June 30, 2020, Products & Services net revenue totaled $37.6 million, a decline of 24.7 percent compared with the same period in 2019. Revenue from the distribution of O&P componentry declined by $11.1 million, or 29.6 percent, primarily from lower sales volumes of O&P componentry due to the COVID-19 pandemic, and to a lesser extent, the Company's decision to exit the distribution of certain low margin off-the-shelf orthotics into third-party channels. Therapeutic Solutions revenue declined $1.2 million, or 9.9 percent.

Income from operations for the Products & Services segment increased by $0.8 million in the second quarter of 2020 compared to the same period in 2019. Adjusted EBITDA for the Products & Services segment totaled $8.6 million for the second quarter of 2020, a $0.8 million increase compared with the same period of 2019. Adjusted EBITDA margin in the segment totaled 22.9 percent compared to 15.6 percent during the second quarter of 2019. Products & Services segment margins and earnings were positively affected by lower operating costs associated with temporary labor cost reductions and decreases in materials costs associated with lower business volumes.

Corporate  & Other

Expenses associated with corporate and other activities increased by $1.9 million to $25.5 million for the quarter ended June 30, 2020 compared to the same period in 2019. The increase in Corporate & Other expenses arose from a non-cash increase in equity-based compensation offset by temporary labor cost reductions and a decrease in systems implementation costs associated with management's decision to pause the supply chain and financial systems project. The increase in equity-based compensation expense related to a non-cash charge of $5.9 million associated with a modification to the 2017 Special Equity Plan awards, which vested in the second quarter of 2020.

Excluding the effect of depreciation and amortization, non-cash equity-based compensation expense and certain non-recurring expenses, the net cost of corporate and other activities decreased by $1.5 million to $16.3 million in the second quarter of 2020.

Net Income; Interest Expense

Interest expense totaled $8.6 million for the three month period ended June 30, 2020, an increase of $0.2 million from the prior year period.

For the three month period ended June 30, 2020, net income was $31.1 million compared with $10.0 million for the same period in 2019. GAAP diluted income per share was $0.81 compared to $0.26 per share in 2019. Adjusted diluted income per share was $0.35 for the three months ended June 30, 2020, compared to $0.35 per share for the same period in 2019.

Financial Highlights for the Six Months Ended June 30, 2020

•	Net revenue was $467.2 million for the six months ended June 30, 2020, compared to $517.5 million for the same period of 2019, reflecting a net revenue decline of 9.7 percent. For the six month period, acquisitions that occurred in 2019 and 2020 contributed $9.0 million of revenue, net of consolidations.

•	Patient Care net revenue declined $35.7 million, or 8.5 percent, for the year-to-date period to $386.0 million, while same clinic day-adjusted net revenue per day declined 11.7 percent. Revenue from prosthetics, excluding acquisitions, decreased 5.3 percent on a net day-adjusted basis, while orthotics revenue, excluding acquisitions, declined by 18.6 percent, also on a net day-adjusted basis.

•	Products & Services segment net revenue declined $14.6 million, or 15.3 percent, driven by a decrease of $12.6 million in distribution services and a $2.0 million decrease, or 7.9 percent decline in revenue from therapeutic solutions.

•	GAAP net income was $15.3 million for the six months ended June 30, 2020, compared to a $3.1 million for the same period in 2019. The first six months of 2020 included a benefit of $20.5 million to other operating costs related to the receipt of CARES grants.

•	Adjusted EBITDA of $41.8 million for the first six months of 2020 was $7.5 million lower as compared to the $49.3 million reported in the prior year period. Adjusted EBITDA excludes the benefit of the CARES Act healthcare provider grants. The decline in Adjusted EBITDA is a result of lower patient volumes during March through June 2020 associated with the COVID-19 pandemic, partially offset by temporary reductions in personnel costs and other expense.

•	For the six months ended June 30, 2020, GAAP diluted earnings per share was $0.40, compared to $0.08 per share in 2019. Adjusted diluted earnings per share was $0.07 for the first six months of 2020, compared to $0.20 per share for the same period in 2019.

Net Cash Provided by Operating Activities and Liquidity

Cash flows provided by operating activities for the three months ending June 30, 2020 were $102.0 million compared to $29.3 million for the same period in 2019. The Company benefited from improvements in cash collections during the second quarter of 2020 as its days sales outstanding decreased from 47 days as of June 30, 2019 to 45 days on June 30, 2020.

On June 30, 2020, the Company had liquidity of $202.7 million, comprised of $129.9 million in cash and cash equivalents, and $72.8 million in available borrowing capacity under its revolving credit facility. This compares to total liquidity of $131.8 million on March 31, 2020.

Outlook Regarding the Effects of the COVID-19 Pandemic on Prospective Results

At the onset of the second quarter, in response to the COVID-19 pandemic, the Company made certain changes to its operations, implemented a broad number of cost reduction measures, and temporarily delayed certain capital investment projects. While the Company cannot forecast with certainty the ultimate extent of the impacts from or the duration of the COVID-19 pandemic, it does currently believe that these measures, when accompanied if necessary by additional funding sources, if available, and further cost reduction actions, will enable it to maintain sufficient liquidity in the event the pandemic has a prolonged adverse impact on patient volumes similar to that experienced in the second quarter.

The Company is currently managing its staffing levels to support continuing reduced levels of patient volumes. However, given the successful performance of the Company's second quarter plan to accumulate capital sufficient to endure the business effects of the pandemic, it has chosen to implement a gradual reinstatement of wage reductions. Salaries for exempt employees were initially reduced by an average of 32 percent in April 2020. One-third of this reduction was reinstated in June 2020, a further one-third was reinstated during July 2020, and the final outstanding 11 percent reduction in wages is currently expected to be reinstated no later than the end of the third quarter of 2020. The Company also commenced the gradual reduction of employee furloughs in June 2020. These actions will increase the Company's operating costs during future quarters, and, given the continuing adverse effects that the COVID-19 pandemic is anticipated to have on patient volumes, it is likely that quarterly earnings for at least the remainder of 2020 will be depressed as compared with second quarter 2020 levels. Accordingly, the Company has currently planned for a consumption of a portion of its cash balances to fund its operations during the remaining two quarters of the year.

Given the continuing uncertain and material effects the COVID-19 pandemic will likely have on prospective results, the Company is not providing guidance as to its anticipated financial results for the current year.

Conference and Webcast Details

The Company’s management team will host a conference call tomorrow, Thursday, August 6, at 8:30 a.m. Eastern time to discuss the Company’s second quarter 2020 financial results and business outlook.

To participate, dial 866-270-1533 or 412-317-0797 outside the U.S. and Canada, and ask to be joined into the Hanger, Inc. call. A live webcast, replay of the call and earnings release, will be available on the Company’s Investor Relations website: www.investor.hanger.com/financial-reporting.

Additional Notes

A reconciliation of GAAP and non-GAAP financial results is included in the tables provided at the back of this press release. The Company has provided certain supplemental key statistics relating to its results for certain prior periods. These key statistics are non-GAAP measures used by the Company’s management to analyze the Company’s business results that are being provided for informational and analytical context.

Accompanying supplemental information will be posted to the Investor Relations section of Hanger’s web site at www.hanger.com/investors.

About Hanger, Inc. - Hanger, Inc. (NYSE: HNGR) delivers orthotic and prosthetic (O&P) patient care, and distributes O&P products and rehabilitative solutions to the broader market. Hanger's Patient Care segment is the largest owner and operator of O&P patient care clinics with approximately 800 locations nationwide. Through its Products & Services segment, Hanger distributes branded and private label O&P devices, products and components, and provides rehabilitative solutions. With nearly 160 years of clinical excellence and innovation, Hanger's vision is to lead the orthotic and prosthetic markets by providing superior patient care, outcomes, services and value. For more information on Hanger, visit www.hanger.com.

This earnings release contains statements that are forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include information concerning our liquidity and our possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as “believe,” “expect,” “project,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar words. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. We believe these assumptions are reasonable, but you should understand that these statements are not guarantees of performance or results, and our actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent releases or reports. These statements involve risks, estimates, assumptions, and uncertainties that could cause actual results to differ materially from those expressed in these statements and elsewhere in this release. These uncertainties include, but are not limited to, the financial and business impacts of COVID-19 on our operations and the operations of our customers, suppliers, governmental and private payers and others in the healthcare industry and beyond; federal laws governing the health care industry; governmental policies affecting O&P operations, including with respect to reimbursement; failure to successfully implement a new enterprise resource planning system or other disruptions to information technology systems; the inability to successfully execute our acquisition strategy, including integration of recently acquired O&P clinics into our existing business; changes in the demand for our O&P products and services, including additional competition in the O&P services market; disruptions to our supply chain; our ability to enter into and derive benefits from managed-care contracts; our ability to successfully attract and retain qualified O&P clinicians; and other risks and uncertainties generally affecting the health care industry. For additional information and risk factors that could affect the Company, see its Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the three months ended June 30, 2020, each as filed with the Securities and Exchange Commission. The information contained in this press release is made only as of the date hereof, even if subsequently made available by the Company on its website or otherwise.

SOURCE Hanger, Inc.

Investor Relations Contacts:

Thomas Kiraly, Executive Vice President and Chief Financial Officer, Hanger, Inc.

512-777-3600

tkiraly@hanger.com

Seth Frank, Vice President, Treasury and Investor Relations, Hanger, Inc.

512-777-3573

sfrank@hanger.com

###

Table 1

Hanger, Inc.

Condensed Consolidated Statements of Operations

(Unaudited - in thousands, except share and per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
Net revenues	$233,434	$281,098	$467,173	$517,517
Material costs	69,972	91,399	147,213	169,776
Personnel costs	73,822	91,490	163,007	178,201
Other operating costs (a)	8,277	33,741	44,163	67,296
General and administrative expenses	31,874	29,358	60,247	57,640
Professional accounting and legal fees	1,749	3,247	5,145	5,947
Depreciation and amortization	8,879	8,760	17,710	17,533
Income from operations	38,861	23,103	29,688	21,124
Interest expense, net	8,636	8,481	16,906	17,019
Non-service defined benefit plan expense	158	173	316	346
Income before income taxes	30,067	14,449	12,466	3,759
(Benefit) provision for income taxes	(987)	4,414	(2,840)	675
Net income	$31,054	$10,035	$15,306	$3,084

Basic and Diluted Per Common Share Data:
Basic earnings per share	$0.82	$0.27	$0.41	$0.08
Weighted average shares used to compute basic earnings per common share	37,958,408	37,299,766	37,749,930	37,151,694
Diluted earnings per share	$0.81	$0.26	$0.40	$0.08
Weighted average shares used to compute diluted earnings per common share	38,325,872	37,887,559	38,424,334	37,889,586

(a) For the three and six months ended June 30, 2020, Hanger recognized approximately $20.5 million of income within other operating costs related to grant proceeds received under the CARES Act.

Table 2

Hanger, Inc.

Condensed Consolidated Balance Sheets

(Unaudited - in thousands)

	As of June 30,	As of December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$129,853	$74,419
Accounts receivable, net	115,575	159,359
Inventories	65,152	68,204
Income taxes receivable	4,409	—
Other current assets	16,740	13,673
Total current assets	331,729	315,655
Non-current assets:
Property, plant, and equipment, net	90,195	84,057
Goodwill	271,646	232,244
Other intangible assets, net	20,841	17,952
Deferred income taxes	73,036	70,481
Operating lease right-of-use assets	127,725	110,559
Other assets	14,811	11,305
Total assets	$929,983	$842,253

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$27,501	$8,752
Accounts payable	51,449	48,477
Accrued expenses and other current liabilities	68,196	55,825
Accrued compensation related costs	45,653	61,010
Current portion of operating lease liabilities	33,839	34,342
Total current liabilities	226,638	208,406

Long-term liabilities:
Long-term debt, less current portion	516,507	490,121
Operating lease liabilities	108,489	88,418
Other liabilities	57,501	45,804
Total liabilities	909,135	832,749

Shareholders’ equity:
Common stock	383	376
Additional paid-in capital	360,014	354,326
Accumulated other comprehensive loss	(21,970)	(12,551)
Accumulated deficit	(316,883)	(331,951)
Treasury stock, at cost	(696)	(696)
Total shareholders’ equity	20,848	9,504
Total liabilities and shareholders’ equity	$929,983	$842,253

Table 3

Hanger, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited - in thousands)

	For the Six Months Ended June 30,
	2020	2019
Cash flows provided by (used in) operating activities:
Net income	$15,306	$3,084
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	17,710	17,533
Provision for doubtful accounts	1,084	304
Share-based compensation expense	12,485	6,715
Deferred income taxes	(9)	779
Amortization of debt discounts and issuance costs	936	797
Gain on sale and disposal of fixed assets	(531)	(792)
Changes in operating assets and liabilities:
Accounts receivable, net	44,917	(1,010)
Inventories	5,072	(1,862)
Other current assets and other assets	(4,882)	(1,100)
Income taxes	(5,278)	(1,339)
Accounts payable	305	(3,208)
Accrued expenses and other current liabilities	2,393	(2,778)
Accrued compensation related costs	(15,536)	(17,901)
Other liabilities	3,686	(1,871)
Operating lease liabilities, net of amortization of right-of-use assets	2,403	(890)
Net cash provided by (used in) operating activities	80,061	(3,539)
Cash flows used in investing activities:
Acquisitions, net of cash acquired	(16,788)	(27,916)
Purchase of property, plant, and equipment	(15,742)	(14,806)
Purchase of therapeutic program equipment leased to third parties under operating leases	(3,065)	(3,530)
Proceeds from sale of property, plant, and equipment	1,134	1,476
Purchase of company-owned life insurance investment	(250)	—
Net cash used in investing activities	(34,711)	(44,776)
Cash flows provided by (used in) financing activities:
Borrowings under revolving credit agreement	79,000	—
Repayment of borrowings under revolving credit agreement	(57,000)	—
Repayment of term loan	(2,525)	(2,525)
Payment of employee taxes on share-based compensation	(6,828)	(3,654)
Payment on seller notes	(1,799)	(2,162)
Payments of financing lease obligations	(314)	(229)
Payments under vendor financing arrangements	(275)	—
Payment of debt issuance costs	(214)	—
Proceeds from the exercise of options	39	—
Net cash provided by (used in) financing activities	10,084	(8,570)
Increase (decrease) in cash and cash equivalents	55,434	(56,885)
Cash and cash equivalents at beginning of period	74,419	95,114
Cash and cash equivalents at end of period	$129,853	$38,229

Table 4

Hanger, Inc.

Segment Information: Revenue, EBITDA and Adjusted EBITDA

(Unaudited - in thousands)

EBITDA is defined as operating income before depreciation and amortization. Adjusted EBITDA is defined as operating income before certain charges, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, expenses associated with equity-based compensation, severance expenses, certain expenses incurred in connection with our acquisitions, proceeds received from grants under the Coronavirus Aid, Relief and Economy Security Act ("CARES Act") and certain other charges.

We use EBITDA and Adjusted EBITDA as measures to assess the relative level of our indebtedness and our compliance with certain debt covenants which are based on these measures. Additionally, we utilize these measures to assess our operating and financial performance. We believe that these measures enhance a user’s understanding of normal operating income excluding certain charges, depreciation and amortization.

Neither EBITDA or Adjusted EBITDA are measures of financial performance computed in accordance with Generally Accepted Accounting Principles (“GAAP”) and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity. In addition, the calculation of EBITDA and Adjusted EBITDA is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
Net Revenue (a)
Patient Care	$195,859	$231,168	$386,042	$421,769
Products & Services	37,575	49,930	81,131	95,748
Net revenue	$233,434	$281,098	$467,173	$517,517

EBITDA (b)
Patient Care	$63,446	$46,276	$79,459	$66,585
Products & Services	8,256	7,520	13,088	14,161
Corporate & Other	(23,962)	(21,933)	(45,149)	(42,089)
EBITDA (Non-GAAP)	$47,740	$31,863	$47,398	$38,657

Adjusted EBITDA (b)
Patient Care	$44,193	$47,377	$61,519	$68,769
Products & Services	8,590	7,766	13,627	14,651
Corporate & Other	(16,258)	(17,758)	(33,355)	(34,167)
Adjusted EBITDA (Non-GAAP)	$36,525	$37,385	$41,791	$49,253

(a) Excludes intersegment revenue.

(b) EBITDA and Adjusted EBITDA are "Non-GAAP" measures. Please refer to both Table 6 and Table 7 for a reconciliation of these measures to GAAP net income.

Table 5

Hanger, Inc.

Reconciliation of Net Income and Earnings Per Share to

Adjusted Net Income and Adjusted Earnings Per Share

(Unaudited - in thousands, except share and per share amounts)

Earnings Per Share (or “EPS”) is defined as net income divided by our basic or diluted common shares during the applicable period. Adjusted EPS is defined as EPS adjusted for certain equity-based compensation charges, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, severance expenses, certain expenses incurred in connection with our acquisitions, proceeds received from grants under the CARES Act, and certain other charges.

We utilize Adjusted EPS to assess our operating and financial performance. We believe that this measure enhances a user’s understanding of normal operating results excluding certain charges.

Adjusted EPS is not a measure of financial performance computed in accordance with GAAP and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity. In addition, the calculation of Adjusted EPS is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies. Adjusted EPS may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019

Net income - as reported (GAAP)	$31,054	$10,035	$15,306	$3,084

Adjustments:
Modification of equity awards (a)	5,869	—	5,869	—
Amortization expense	1,783	1,126	3,274	2,356
Third-party professional fees	—	1,745	1,639	3,394
Acquisition-related expenses	39	328	372	498
Hanger supply chain implementation costs	295	—	430	—
Severance expenses	—	(1)	—	(11)
Proceeds from grants under the CARES Act	(20,533)	—	(20,533)	—
Adjustments prior to tax effect	$(12,547)	$3,198	$(8,949)	$6,237

Tax effect of specified adjustments (b)	(5,192)	179	(3,684)	(1,724)
Adjustments after taxes	(17,739)	3,377	(12,633)	4,513

Adjusted net income (Non-GAAP)	$13,315	$13,412	$2,673	$7,597

Basic earnings per share - as reported (GAAP)	$0.82	$0.27	$0.41	$0.08
Effect of above listed specified adjustments	(0.47)	0.09	(0.34)	0.12
Adjusted basic earnings per share - as reported (Non-GAAP)	$0.35	$0.36	$0.07	$0.20

Diluted earnings per share - as reported (GAAP)	$0.81	$0.26	$0.40	$0.08
Effect of above listed specified adjustments	(0.46)	0.09	(0.33)	0.12
Adjusted diluted earnings per share - as reported (Non-GAAP)	$0.35	$0.35	$0.07	$0.20

Shares used to compute basic earnings per share	37,958,408	37,299,766	37,749,930	37,151,694
Shares used to compute diluted earnings per share	38,325,872	37,887,559	38,424,334	37,889,586

(a) Modification of equity awards reflect a non-recurring charge in the second quarter of 2020 for incremental equity-based compensation expense under ASC 718, Stock Compensation, related to the modification of certain equity awards granted in 2017.

(b) “Tax effect of specified adjustments” reflects the difference between the Company's effective provision for taxes and the application of a combined federal and state statutory tax rate of 24% for the 2020 and 2019 periods to the Company's earnings from operations before taxes, after the incorporation of the identified adjustments above.

Table 6

Hanger, Inc.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(Unaudited - in thousands)

EBITDA is defined as operating income before depreciation and amortization. Adjusted EBITDA is defined as operating income before certain charges, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, expenses associated with equity-based compensation, severance expenses, certain expenses incurred in connection with our acquisitions, proceeds received from grants under the CARES Act and certain other charges.

We use EBITDA and Adjusted EBITDA as measures to assess the relative level of our indebtedness and our compliance with certain debt covenants which are based on these measures. Additionally, we utilize these measures to assess our operating and financial performance. We believe that these measures enhance a user’s understanding of normal operating income excluding certain charges, depreciation and amortization.

Neither EBITDA or Adjusted EBITDA are measures of financial performance computed in accordance with Generally Accepted Accounting Principles (“GAAP”) and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity. In addition, the calculation of EBITDA and Adjusted EBITDA is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019

Net income - as reported (GAAP)	$31,054	$10,035	$15,306	$3,084

Adjustments to calculate EBITDA:
Depreciation and amortization	8,879	8,760	17,710	17,533
Interest expense, net	8,636	8,481	16,906	17,019
Non-service defined benefit plan expense	158	173	316	346
(Benefit) provision for income taxes	(987)	4,414	(2,840)	675
Adjustments - net (loss) income to EBITDA	16,686	21,828	32,092	35,573
EBITDA (Non-GAAP)	47,740	31,863	47,398	38,657

Further adjustments to calculate Adjusted EBITDA:
Third-party professional fees	—	1,745	1,639	3,394
Equity-based compensation (a)	8,984	3,450	12,485	6,715
Acquisition-related expenses	39	328	372	498
Hanger supply chain implementation costs	295	—	430	—
Severance expenses	—	(1)	—	(11)
Proceeds from grants under the CARES Act	(20,533)	—	(20,533)	—
Further adjustments - EBITDA to Adjusted EBITDA	(11,215)	5,522	(5,607)	10,596
Adjusted EBITDA (Non-GAAP)	$36,525	$37,385	$41,791	$49,253

(a) Equity- based compensation expense includes an incremental charge in the second quarter of 2020 under ASC 718, Stock Compensation of approximately $5.9 million related to the modification of certain equity awards granted in 2017.

Table 7

Hanger, Inc.

Segment Reconciliation of Income From Operations to EBITDA and Adjusted EBITDA

(Unaudited - in thousands)

EBITDA is defined as operating income before depreciation and amortization. Adjusted EBITDA is defined as operating income before certain charges, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, expenses associated with equity-based compensation, severance expenses, certain expenses incurred in connection with our acquisitions, proceeds received from grants under the CARES Act and certain other charges.

We use EBITDA and Adjusted EBITDA as measures to assess the relative level of our indebtedness and our compliance with certain debt covenants which are based on these measures. Additionally, we utilize these measures to assess our operating and financial performance. We believe that these measures enhance a user’s understanding of normal operating income excluding certain charges, depreciation and amortization.

Neither EBITDA or Adjusted EBITDA are measures of financial performance computed in accordance with Generally Accepted Accounting Principles (“GAAP”) and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity. In addition, the calculation of EBITDA and Adjusted EBITDA is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
Patient Care
Income from operations - as reported (GAAP)	$58,619	$41,774	$70,156	$57,531
Depreciation & amortization	4,827	4,502	9,303	9,054
EBITDA (Non-GAAP)	63,446	46,276	79,459	66,585
Further adjustments to calculate Adjusted EBITDA:
Equity-based compensation	1,078	1,101	2,256	2,195
Hanger supply chain implementation costs	202	—	337	—
Severance expenses	—	—	—	(11)
Proceeds from grants under the CARES Act	(20,533)	—	(20,533)	—
Further adjustments - EBITDA to Adjusted EBITDA	(19,253)	1,101	(17,940)	2,184
Adjusted EBITDA (Non-GAAP)	44,193	47,377	61,519	68,769

Products & Services
Income from operations - as reported (GAAP)	5,758	4,924	7,838	9,022
Depreciation & amortization	2,498	2,596	5,250	5,139
EBITDA (Non-GAAP)	8,256	7,520	13,088	14,161
Further adjustments to calculate Adjusted EBITDA:
Equity-based compensation	241	246	446	490
Hanger supply chain implementation costs	93	—	93	—
Further adjustments - EBITDA to Adjusted EBITDA	334	246	539	490
Adjusted EBITDA (Non-GAAP)	8,590	7,766	13,627	14,651

Corporate & Other
Loss from operations - as reported (GAAP)	(25,516)	(23,595)	(48,306)	(45,429)
Depreciation & amortization	1,554	1,662	3,157	3,340
EBITDA (Non-GAAP)	(23,962)	(21,933)	(45,149)	(42,089)
Further adjustments to calculate Adjusted EBITDA:
Third-party professional fees	—	1,745	1,639	3,394
Equity-based compensation (a)	7,665	2,103	9,783	4,030
Acquisition related expenses	39	328	372	498
Severance expenses	—	(1)	—	—
Further adjustments - EBITDA to Adjusted EBITDA	7,704	4,175	11,794	7,922
Adjusted EBITDA (Non-GAAP)	(16,258)	(17,758)	(33,355)	(34,167)
Total Adjusted EBITDA (Non-GAAP)	$36,525	$37,385	$41,791	$49,253

(a) Equity- based compensation expense includes an incremental charge in the second quarter of 2020 under ASC 718, Stock Compensation of approximately $5.9 million related to the modification of certain equity awards granted in 2017.

Table 8

Hanger, Inc.

Indebtedness

(Unaudited - in thousands)

	As of	As of
	June 30, 2020	December 31, 2019
Debt:
Term Loan B	$493,638	$496,163
Revolving credit facility	22,000	—
Seller notes	29,610	9,005
Deferred payment obligation	4,000	—
Finance lease liabilities and other	3,152	2,033
Total debt before unamortized discount and debt issuance costs	552,400	507,201
Unamortized discount and debt issuance costs, net	(8,392)	(8,328)
Total debt	$544,008	$498,873

Current portion of long-term debt:
Term Loan B	$5,050	$5,050
Seller notes	21,710	3,175
Finance lease liabilities and other	741	527
Total current portion of long-term debt	27,501	8,752
Long-term debt	$516,507	$490,121

Net indebtedness:
Total debt before unamortized discount and debt issuance costs	$552,400	$507,201
Cash and cash equivalents	(129,853)	(74,419)
Net indebtedness	$422,547	$432,782

Table 9

Hanger, Inc.

Key Operating Metrics

	As of and For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
Same clinic revenue:
(Decline) growth rate on net revenue	(18.7)%	3.0%	(11.0)%	0.8%
(Decline) growth rate day adjusted (a)	(18.7)%	3.0%	(11.7)%	1.6%

Clinical locations:
Patient care clinics	707	696
Satellite clinics	108	109
Total clinical locations	815	805

(a) Same Clinic Revenue per Day - Same Clinic Revenue per Day normalizes revenue for the number of days a clinic was open in each comparable period. These measures are both non-GAAP and unaudited.